Exhibit 99.1

CHART INDUSTRIES DISAPPOINTED WITH UNION VOTE AT LACROSSE, WI, FACILITY

Cleveland, OH — February 5, 2007 – Chart Industries, Inc. (NASDAQ: GTLS) expressed disappointment with the union vote on Saturday, February 3, 2007, at its Energy & Chemicals facility in Lacrosse, WI. The union rejected the tentative contract agreement reached with the local union leadership and authorized a strike. The Local Lodge 2191 of District Lodge 66 of The International Association of Machinists and Aerospace Workers represents about 320 production and maintenance workers at the plant, which makes brazed aluminum heat exchangers. The Company has suspended operations at the facility.

“We are disappointed with the unexpected outcome of the membership vote and at this time we are seeking to understand the reasons for the rejection of the tentative agreement,” said Sam Thomas, Chief Executive Officer and President of Chart Industries, Inc. “We hope to meet with bargaining unit representatives within the next few days to understand the issues expressed by the membership and find a solution that is mutually beneficial to the employees and the Company.”

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com. Chart undertakes no obligation to update publicly or revise any information included in this release.

Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer
and Treasurer
440-544-1244